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EXHIBIT 99.(a)(8)

NOTICE OF ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE

TO:
Employees with Eligible Options

        CSG's offer to exchange shares of restricted Stock of CSG for Eligible Options expired at 5:00 p.m. Eastern Time on December 17, 2003.

        Pursuant to and upon the terms and conditions of the offer, on December 18, 2003, CSG accepted for exchange and cancelled all Eligible Options which were properly elected for exchange and not validly withdrawn before the expiration of the offer.

        If you properly elected to exchange and did not withdraw your Eligible Options, then within the next few days we will deliver to you two copies of a Restricted Stock Award Agreement reflecting the grant to you of shares of restricted stock of CSG. Please be sure to give the Agreement your immediate attention by signing both copies and returning them in accordance with the instructions that will accompany the Agreement.

        Dated: December 18, 2003.

Neal C. Hansen, Chairman of the Board and Chief Executive Officer

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NOTICE OF ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE